UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 10, 2009
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
471 Brighton Drive
Bloomingdale, Illinois 60108
(Address of Principal Executive Offices, including Zip Code)
(630) 372-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Adoption of 2009 Short Term Incentive Plan
     On March 10, 2009, the Board of Directors, upon the recommendation and approval of the Compensation Committee of the Board, adopted and renewed the company’s Short Term Incentive Plan for the current year. The plan is designed to provide compensation incentives for the officers and key employees of PCTEL based on corporate- and business unit-level performance goals for 2009.
     For purposes of determining the compensation of the Chief Executive Officer and the other executive officers of PCTEL, the 2009 Short Term Incentive Plan is governed by the Executive Compensation Plan, adopted and approved by the Board of Directors and approved by the PCTEL stockholders in 2007. These officers have been identified as participants in the Executive Compensation Plan for 2009. The Executive Compensation Plan permits incentive awards paid under the 2009 Short Term Incentive Plan to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.
     The material terms of the 2009 Short Term Incentive Plan include the following:
•	All incentives to be paid to employees under the plan will be paid in shares of the company’s common stock under the 1997 Stock Plan (as amended and restated August 20, 2008, effective January 1, 2009) (the “1997 Stock Plan”). The number of common shares to be paid to a particular employee will be determined by dividing the total incentive amount awarded to such employee by the closing price of the company’s common stock on Nasdaq on the trading day that is the effective date of the award determined by the Compensation Committee. It is expected this determination under the 2009 Short Term Incentive Plan will be made by the Compensation Committee in the first quarter of 2010. Such shares when issued will be fully vested.

•	The performance criteria under the plan are comprised of corporate goals and/or goals corresponding to the organizational unit of the participating employee. PCTEL currently operates with three organizational units: within the company’s Broadband Technology Group, there are the Antenna Products Group (APG) and the RF Solutions Group (RFSG). In addition, there is a Global Sales organizational unit. For officers whose responsibilities are not confined to a particular organizational unit, the goals are weighted 100% in favor of corporate goals; for employees with organizational unit responsibilities, the weighting of the goals is allocated between the corporate goals and goals of the particular organizational unit.

•	Corporate goals are defined in terms of planned 2009 revenue of $71 million and planned 2009 non-GAAP operating profit of $3 million of PCTEL on a consolidated basis. Non-GAAP operating profit means GAAP operating profit but excludes stock-based compensation, amortization or impairment of intangible assets, restructuring costs, and gain or loss on sale or disposal of assets, product lines and related royalties. Organizational unit goals are generally defined in terms of targeted operational goals under the control of the participating employee based on organizational unit activities. The goals for APG and RFSG include targeted revenue, non-GAAP operating profit and other operating measures for each particular unit for 2009. The goals for Global Sales include APG targeted revenue and organizational budget control.

•	Achievement in full of a particular planned corporate goal and/or targeted organizational unit goal results in a score of 30% for purposes of incentive awards. Overachievement of a planned or targeted goal by specified amounts can result in scores of up to 100%, and underachievement by specified amounts can result in scores down to 0%. Scores for corporate and organizational unit goals are aggregated and averaged on a weighted basis in determining the amount of a particular award.

•	Each participant in the plan is eligible to be awarded a maximum incentive expressed as a percentage of that participant’s annual salary. This percentage in general is higher for the executive and other senior officers of the Company.
     Additional information relating to the terms of the plan applicable to the Chief Executive Officer and other named executive officers of the Company is summarized in the following table:

	Maximum
	Incentive as a
	Percentage of
	2009 Annual
Name and Title	Salary	Weighting of Goals
Martin H. Singer,	105%	100% corporate
Chairman of the Board and Chief Executive Officer
John W. Schoen,	85%	100% corporate
Chief Financial Officer
Jeffrey A. Miller,	90%	20% corporate
Vice President and		80% APG specific
General Manager, Antenna Products Group
Luis Rugeles, Vice President	85%	30% corporate
and General Manager, RF Solutions Group		70% RFSG specific
Robert Suastegui,	85%	10% corporate
Vice President and General Manager, Global Sales		90% Global Sales specific
Service-Based Restricted Stock Grants
     On March 10, 2009, the Board of Directors, upon the recommendation and approval of the Compensation Committee, also approved the grant of long term incentives under the Company’s 1997 Stock Plan to the named executive officers of the company as identified in the table below. These grants are summarized as follows:

Number of Service-
Based
Name and Title	Restricted Shares
Martin H. Singer, Chairman of the Board and Chief Executive Officer	81,000
John W. Schoen, Chief Financial Officer	40,000
Jeffrey A. Miller, Vice President and General Manager, Antenna Products Group	46,000
Luis Rugeles, Vice President and General Manager, RF Solutions Group	32,000
Robert Suastegui, Vice President and General Manager, Global Sales	24,000
     The number of service-based restricted shares awarded to an officer in general will vest in equal annual increments over a period of four years, subject to that officer’s continued service.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 12, 2009

PCTEL, INC.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer